Exhibit 4.3

Description of Capital Stock

The following description of the capital stock of HealthStream, Inc. (“us,” “our,” “we,” “HSTM” or the “Company”) is a summary of the rights of our common stock and certain provisions of our Fourth Amended and Restated Charter (the “Charter”) and Second Amended and Restated Bylaws (the “Bylaws”) as currently in effect. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Charter and Bylaws, each of which are incorporated by reference by reference as an exhibit to this Annual Report on Form 10-K, of which this Exhibit 4 is a part. We encourage you to read our Charter, Bylaws, and the Tennessee Business Corporation Act (the “TBCA”) for additional information.

General

Our authorized capitalization consists of 85,000,000 shares, of which 75,000,000 shares are classified and designated common stock, no par value per share, and 10,000,000 shares are classified and designated preferred stock, no par value per share.

Common Stock

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “HSTM.” All outstanding shares of our common stock are fully paid and nonassessable. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. Our Board of Directors (the “Board”) is divided into three classes, and directors are elected by classes to three-year terms. The holders of our outstanding common stock do not have the right to cumulate their votes with respect to the election of directors or any other matters. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our Board may from time to time determine. The shares of common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to receive pro rata the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our Charter authorizes our Board to issue, without further shareholder approval, up to 10,000,000 shares of preferred stock from time to time in one or more series with such designations, powers, preferences and relative rights, including voting rights, conversion rights, distribution rights, dividend rights, liquidation preference, transfer rights, redemption rights, merger rights and other rights, or restrictions as may be provided for the issue of such series by resolution and amendment to our Charter adopted by our Board. This generally is referred to as “blank check” preferred stock. The preferred stock could have priority over common stock as to dividends and as to the distribution of our assets upon any liquidation, dissolution or winding up of the Company. Accordingly, the Board’s ability to authorize, without shareholder approval, the issuance of preferred stock with conversion and other rights may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding. No shares of our preferred stock are currently issued and outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A.

Our Charter and Bylaws Contain Provisions That May Have an Anti-Takeover Effect

Certain provisions of our Charter and Bylaws may delay or make more difficult acquisitions or changes of control of us that are not approved by our Board. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although these kinds of proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board.

Undesignated preferred stock.    As discussed above, our Board has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on the ability of shareholders to act by written consent.    Our Bylaws provide that our shareholders may not act by written consent, which may lengthen the amount of time required to take shareholder actions. As a result, the holders of a majority of our capital stock would not be able to amend our Charter or Bylaws or remove directors without holding a meeting of shareholders called in accordance with our Bylaws.

Requirements for advance notification of shareholder nominations and proposals.    Our Charter and Bylaws contain advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempt to obtain control of our company.

Amendment of Charter and Bylaws.    Tennessee law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s charter or bylaws, unless a corporation’s charter or bylaws, as the case may be, requires a greater percentage. Our Charter provides that certain sections of our Charter and Bylaws may only be amended or revised by the affirmative vote of at least two-thirds of the voting power of the outstanding shares of capital stock outstanding and entitled to vote at an election of directors.

Classified Board of Directors. Our Charter and Bylaws provide that our Board is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of the Company are elected at each annual meeting of the shareholders. In addition, our Bylaws provide that the power to increase or decrease the number of directors and to fill vacancies is vested in the Board. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of the Company through an increase in the number of directors on the Board and the election of designated nominees to fill newly created vacancies.

Removal of directors.    Under Tennessee law, a director can be removed by shareholders with or without cause, unless a corporation’s charter provides that the director can only be removed for cause. Our Charter includes this restriction, which could make it more difficult for shareholders to remove existing members of our Board other than in connection with an annual meeting at which their annual terms expire.

Calling a special meeting.    Under Tennessee law, a special meeting of a Tennessee corporation’s shareholders can be called by its board of directors or, unless the charter provides otherwise, the holders of at least 10% of the outstanding voting stock. Our Charter and Bylaws provide that special meetings of stockholders, for any purpose or purposes, may only be called by our Board, the chairman of our Board, or our President.

Tennessee Anti-Takeover Statutes

In addition to certain of the Charter and Bylaws provisions discussed above and below, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for our capital stock.

The Tennessee Business Corporation Act

The Tennessee Business Combination Act (the “TN Business Combination Act”) provides that an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested shareholder first becomes an interested shareholder, and unless either the transaction (a) is approved by at least two-thirds of the shares of the corporation not beneficially owned by an interested shareholder and the affiliates and associates of such interested shareholder or (b) satisfies certain fairness conditions specified in the TN Business Combination Act relating to the price to be paid to the non-interested shareholders in such transaction.

These provisions apply to Tennessee corporations unless one of two events occur. A business combination with an entity can proceed without the five-year moratorium if the business combination or transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation’s board of directors before that entity becomes an interested shareholder. Alternatively, the corporation may enact an amendment to its charter or bylaws to remove itself entirely from the Tennessee Business Combination Act. This amendment must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote.

Our Charter has not adopted such a provision, and, therefore, we are subject to the Tennessee Business Combination Act.

The Tennessee Control Share Acquisition Act

The Tennessee Control Share Acquisition Act (the “TCSA”) takes away the voting rights of a purchaser’s shares any time an acquisition of shares in a Tennessee corporation brings the purchaser’s voting power to 20%, 33-1/3%, or more than 50% of all voting power in such corporation. The purchaser’s voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation.

The TCSA applies only to a corporation that has adopted a provision in its charter or bylaws declaring that the TCSA will apply. Our Charter has not adopted such a provision, and, therefore, we are not subject to the TCSA.

Tennessee Greenmail Act

The Tennessee Greenmail Act prohibits a Tennessee corporation whose stock is registered or traded on a national securities exchange or registered with the Securities and Exchange Commission, from purchasing, directly or indirectly, any of its shares at a price above the market value of the shares from any person who holds more than 3% of the class of securities to be purchased if such person has held the shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of the class. Under the Tennessee Greenmail Act, the market value of the shares is defined as the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of the shares has commenced a tender offer or announced an intention to seek control of the corporation.

Our common stock is traded on the Nasdaq Global Select Market and, therefore, is subject to the Tennessee Greenmail Act.

Tennessee Investor Protection Act

The Tennessee Investor Protection Act applies to tender offers directed at corporations, such as our Company, that have “substantial assets” in Tennessee and that are either incorporated in or have a principal office in Tennessee. Pursuant to the Investor Protection Act, an offeror making a tender offer for an offeree company who beneficially owns 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed tender offer, is required to file a registration statement with the Commissioner of Commerce and Insurance. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information concerning the takeover offer and may call for hearings. The Investor Protection Act does not apply to an offer that the offeree company’s board of directors recommends to shareholders.

In addition to requiring the offeror to file a registration statement with the Commissioner, the Investor Protection Act requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The Investor Protection Act prohibits fraudulent, deceptive, or manipulative acts or practices by either side and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company or any of their respective affiliates has engaged in or is about to engage in a violation of the Investor Protection Act. Upon proper showing, the chancery court may grant injunctive relief. The Investor Protection Act further provides civil and criminal penalties for violations.

Indemnification

Our Charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to the Company or its shareholders for monetary damages for breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in our Charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA:

▪	for any breach of the director’s duty of loyalty to the Company or its shareholders; or
▪	for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involved intentional misconduct or knowing violations of law;
▪

in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director; and

▪	for payment of distributions that are prohibited by the TBCA.

The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation’s best interests. In all other civil cases, a corporation must indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interests of the corporation. In connection with any criminal proceedings, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification of a director or officer if the director or officer is adjudged liable in a proceeding because a personal benefit was improperly received.

Under our Charter, in cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding brought because of his or her status as a director or officer of a corporation, the corporation must indemnify the director or officer against all expense, liability, and loss incurred in the proceeding. Also, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expenses if the court determines that the individual is entitled to mandatory indemnification, or, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the individual acted in good faith or reasonably believed his or her conduct was in the corporation’s best interest.

Our Bylaws provide that the Company shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the TBCA. The Company also maintains insurance to protect any director or officer against any liability and has entered into indemnification agreements with its directors to create a contractual obligation to indemnify its directors. These agreements, among other things, indemnify the Company’s directors for some expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any of these persons in any threatened, pending or completed action, suit proceeding or arbitration or any inquiry, hearing or investigation arising out of the person’s services as the Company’s director.

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